NEWS RELEASE
97-26

[LOGO]

American General Corporation
P. O. Box 3247
Houston, Texas 77253

CONTACT:
American General
Robert D. Mrlik
Vice President -
Investor Relations
(713) 831-1137

John E. Pluhowski
Director - Corporate
Communications
(713) 831-1149

Western National
Patrick E. Grady
Vice President -
Investor Relations
(713) 888-7848

FOR IMMEDIATE RELEASE

            AMERICAN GENERAL TO ACQUIRE REMAINING 55%
                         INTEREST OF
          WESTERN NATIONAL CORPORATION FOR $1.2 BILLION

Houston, September 12, 1997 -- American General Corporation (NYSE: AGC) and Western National Corporation (NYSE: WNH) today jointly announced a definitive agreement under which American General will acquire the remaining 55% of the common stock of Western National for a total consideration consisting of cash and American General common stock valued at approximately $1.2 billion or $29.75 per share. American General currently owns 45% of the common stock of Western National.

     The transaction has been approved by the boards of directors of both American General and Western National, and by a special committee of Western National's board of directors. The transaction, which is subject to approval by Western National's shareholders and requisite regulatory authorities, will be taxable to Western National shareholders and is expected to close in early 1998.

     In commenting on the transaction, Robert M. Devlin, chairman and chief executive officer of American General, said, "We are excited about the addition of Western National and the opportunities for growth that this combination creates. As the nation's number one provider of fixed annuities through financial institutions, Western National expands our presence in one of the fastest growing segments of the financial services industry. With Western National, American General establishes a leading position as the nation's third largest writer of individual annuities.

     "We are also pleased that Michael J. Poulos, chairman, president, and chief executive officer of Western National, has accepted our invitation to join American General's board of directors upon completion of this transaction. Mike's 40 years of outstanding leadership in the financial services industry and success in building Western National will be invaluable to our company going forward.

     "Western National, as a leading provider of non-qualified annuities, will complement the leadership position in tax-qualified annuities held by VALIC, our retirement services company. This acquisition is an important component of American General's strategy of providing products that meet the retirement savings, wealth accumulation, and wealth preservation needs of our broad customer base. Additionally, the transaction will significantly expand our capacity to distribute products and services through financial institutions.

     "This acquisition is expected to be accretive to earnings per share during the first year, and will improve
American General's competitive position while enhancing our opportunities for growth in revenue and profitability over the long term."

     Michael J. Poulos, chairman, president, and chief executive officer of Western National, in commenting on the proposed merger, said, "This transaction closes one big chapter in our corporate history, but opens yet a bigger one. Since Western National went public in 1994 at $12 per share, we've grown to become the number one provider in our primary market, with sales more than tripling to an annualized level of more than $2 billion. Our successful development of a proprietary annuity product targeted to financial institutions elevated Western National to this leading position. We're proud of the progress made in these past four years, and look forward with enthusiasm to becoming part of American General -- one of the nation's premier financial services companies.

     "With respect to the future, we believe that becoming part of American General will enable Western National to achieve its full potential through superior ratings, access to broader markets, and a greater range of financial flexibility."

     Western National shareholders will receive a combination of cash and American General common stock in exchange for their shares. Western National shareholders may elect cash or American General common stock, with cash and common stock elections each limited to 50% of the aggregate consideration. The exchange ratio for American General common stock will be determined by dividing $29.75 by an average trading price of American General common stock prior to closing, subject to a 6% collar above and below $50.00 per share for American General common stock. Outside of the collars, the value of the transaction would vary, subject to a maximum value of $31.71 per Western National share at American General share prices of $60.00 and above, and a minimum value of $27.53 per share for Western National at American General share prices at $40.00 and below. In addition, the agreement contains provisions equalizing the per share cash and stock considerations.
     Upon completion of the transaction, Western National will become part of American General's retirement services segment. On a combined basis, American General will be the nation's third largest writer of individual annuities with pro forma 1996 annuity sales of $4.9 billion. The Western National transaction will mark American General's third life insurance company acquisition during 1997 for a total consideration of $3.7 billion.

     In December 1994, American General acquired 25 million or 40% of Western National's common stock for $274 million or $11 per share. American General increased its ownership interest in Western National to 46% with the September 1996 purchase of 7.25 million shares of convertible preferred stock for $130 million or $17.92 per common equivalent share. The preferred stock was subsequently converted to Western National common stock.

     Founded in 1944 and headquartered in Houston, Texas, Western National Corporation is a leading provider of retirement annuity products. The company has assets of more than $11 billion and annuities in force of over $9 billion. As of June 30, 1997, Western National reported operating earnings over the last 12 months of $112 million and shareholders' equity of $970 million. Western National is the parent company of Western National Life Insurance Company, one of the largest life insurance companies in the United States.

          ________________________________________

     American General Corporation is one of the nation's largest diversified financial services organizations with assets of $77 billion and shareholders' equity of $6.7 billion. Headquartered in Houston, it is a leading provider of retirement services, life insurance, and consumer loans to 12 million customers. American General common stock is listed on the New York, Pacific, London, and Swiss stock exchanges.


                                   # # #

IMPORTANT NOTICE

     American General will host a conference call to discuss the definitive agreement to acquire Western National today, Friday, September 12, 1997, at 9:30 a.m. (EDT). The conference call is restricted to members of the financial community. The phone number is (800) 399-4414; participants should plan to dial 10 minutes in advance of the call to ensure smooth connection. A rebroadcast of the call may be accessed by dialing (800) 642-1687, reservation number 615008.